EXHIBIT 10.140

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESEARCH AND DEVELOPMENT ENGINEERING SERVICES AGREEMENT

This Research and Development Engineering Services Agreement (this “Agreement”) is entered into as of July 31, 2013 by and between Micron Technology, Inc., a Delaware corporation, with its principal place of business at 8000 S. Federal Way, Boise, Idaho 83707 (“Recipient”) and Elpida Memory, Inc., a corporation organized and operating under the laws of Japan with its principal place of business at 2-1, Yaesu 2-chome, Chuo-ku, Tokyo, 104-0028, Japan (“Provider”).  Each of Recipient and Provider may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Provider filed a petition for commencement of corporate reorganization proceedings with the Court under the Corporate Reorganization Act of Japan on February 27, 2012, and on March 23, 2012, the Court issued an order to commence the Reorganization Proceedings;

WHEREAS, on July 2, 2012, Recipient and the Trustees of Provider entered into the Sponsor Agreement (as hereinafter defined), which provides for, among other things, Recipient’s acquisition of Provider and Recipient’s support of Provider’s proposed plan of reorganization in connection with the Reorganization Proceedings;

WHEREAS, as contemplated by the Sponsor Agreement, the proposed plan of reorganization was initially submitted to the Court on August 21, 2012, the Court approved submission of the proposed plan to creditors on October 31, 2012, the creditors approved the plan on February 26, 2013 and on February 28, 2013, the Court issued an order approving the proposed plan (such plan, as so approved, and as may be amended from time to time, the “Reorganization Plan”);

WHEREAS, as of the date hereof, pursuant to the Sponsor Agreement and the Reorganization Plan, Recipient has become owner of one-hundred per cent (100%) of the equity of Provider, and as a result, Provider has become part of a multinational group of companies of which Recipient is also a member, and which group is a leading provider of semiconductor solutions;

WHEREAS, the Sponsor Agreement contemplates that promptly following the Closing Date, and subject to receipt of any required approvals from the Trustees and the Court, Recipient will implement the transition of Provider’s business as promptly as practicable consistent with an orderly business transition and integration process to a cost plus model as described in Attachment 7-1 and Attachment 7-2 thereto (estimated to be completed within [*] after the Closing Date) with the goal of generating more stable operating cash flows to meet the requirements of Provider’s business, including for payment of the Installment Payment obligations under the Reorganization Plan;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, the transition of Provider to the cost-plus model entails a number of steps including, among other things, (i) the transfer of certain intellectual property by Provider to Recipient pursuant to that certain Intellectual Property Assignment Agreement, dated as of the date hereof (as it may be amended from time to time, the “IP Assignment Agreement”), (ii) execution and delivery by Provider and Recipient’s subsidiary Micron Semiconductor Asia Pte. Ltd. (“MSA”) of that certain Front-End Manufacturing Supply Agreement, as of the date hereof (as it may be amended from time to time, the “Supply Agreement”), (iii) execution and delivery by Provider and MSA of that certain General Services Agreement, as of the date hereof (as it may be amended from time to time, the “General Services Agreement”), (iv) execution and delivery by Provider and MSA of a back-end manufacturing services agreement, as of the date hereof, (v) execution and delivery by Provider and Akita Elpida Memory, Inc. (“Akita”) of a back-end manufacturing services agreement, as of the date hereof, in substitution for the existing agreement between such parties, which will be terminated, and a general services agreement, as of the date hereof, (vi) execution and delivery by Akita and Recipient of a research and development engineering services agreement, as of the date hereof, (vii) except as otherwise agreed by the Parties, the termination or assignment to MSA or one of its Affiliates, on or prior to the Supply Commencement Date (defined below), of all of Provider’s and its subsidiaries’ other commitments for the sale of products to third parties, (viii) the sale of inventory held by Provider’s subsidiaries, wherever located, and the sale of finished goods owned by Provider and located in Japan, in each case as of the Supply Commencement Date, to Recipient or Recipient’s Affiliates on or promptly following the Supply Commencement Date under separate agreements, (ix) the consolidation of Provider’s sales and marketing subsidiaries, including Provider’s U.S. subsidiaries, with Recipient’s global operations through merger, consolidation or transfer of all or substantially all their respective assets, as the case may be, (x) the transfer of all or substantially all of the assets and liabilities of Semiconductor Patent Corporation to Provider prior to the IP Transfer Date (as defined herein) and (xi) execution and delivery by Provider and Recipient of this Agreement;

WHEREAS, Recipient desires to obtain certain research and development services from Provider commencing on the date hereof, along with all newly-created Intellectual Property Rights associated with such services; and

WHEREAS, Provider desires to provide such research and development services to Recipient and assign ownership of all Intellectual Property Rights and other outputs of such services to Recipient.

NOW THEREFORE, the Parties agree as follows:

1.                                      Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below.  In addition, any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Sponsor Agreement, unless the context otherwise requires.

1.1.                            “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2.                            “Arm’s Length Profit Percentage” means such appropriate mark-up as mutually agreed upon from time-to-time by the Parties in writing (electronic, facsimile or otherwise) in accordance with arm’s length principles and the most recent transfer pricing comparable analysis obtained by Recipient, and in a manner consistent and in accordance with the Sponsor Agreement.  Factors to be considered in determining the Arm’s Length Profit Percentage shall include overall market conditions, the profitability of comparable independent enterprises engaged in comparable transactions and the functions performed, risks assumed, and assets utilized by each Party, respectively.  The Parties agree that the initial Arm’s Length Profit Percentage as of the Supply Commencement Date will be set by Recipient based on and consistent with a recent transfer pricing comparable analysis obtained by Recipient and shall be at least [*]%.  Any subsequent adjustments to the Arm’s Length Profit Percentage will be made in accordance with Sections 3.3 and 3.4.

1.3.                            “Confidential Information” has the meaning assigned to such term in the Confidentiality Agreement, as modified by Section 10.

1.4.                            “Confidentiality Agreement” has the meaning set forth in Section 10.

1.5.                            “Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

1.6.                            “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) any and all U.S. and foreign patents issued by the patent-granting authority in any country in the world, together with any and all reissues, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, reexaminations, post-grant reviews, foreign counterparts or equivalents of any of the foregoing, wherever and whenever existing; (ii) all inventions, developments, discoveries, improvements, trade secrets, proprietary information, know-how, technology, software, technical data, and all documentation embodying or evidencing any of the foregoing; (iii) copyrights (including the rights under Articles 27 and 28 of the Japanese Copyright Act), copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in databases and data collections throughout the world; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

1.7.                            “IP Transfer Date” has the meaning given to such term in the IP Assignment Agreement.

1.8.                            “Licensed Products” shall mean all apparatuses, devices and products of whatever kind or nature.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.9.                            “Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

1.10.                     “R&D Costs” means all of Provider’s research and development expenses incurred by Provider in connection with the Services, based on Japanese statutory accounting principles and in accordance with Provider’s internal accounting policies and procedures, (a) including, without duplication, the costs described in Section 3(a) of Exhibit A of Attachment 7-1 of the Sponsor Agreement and (b) excluding the following expense items and other income items:

(i)            Interest income or expense;

(ii)           Income taxes; and

(iii)          Reimbursable Costs (as defined below).

1.11.                     “R&D Services Fee” means the fee to be paid by Recipient to Provider in accordance with Section 3.1.

1.12.                     “R&D Services Fee Offsets” means, with respect to any particular period, any credits or grants from any Governmental Entity or other Third Party, including non-recurring engineering (NRE) arrangements, in each case, attributable to such period, received or recognized after the date of this Agreement, to the extent not previously applied in reduction of the R&D Services Fee, and only to the extent such amounts are not included as Manufacturing Supply Fee Offsets (as such term is defined in the Supply Agreement) or as General Services Fee Offsets (as defined in the General Services Agreement).

1.13.                     “Reimbursable Costs” means (i) all subcontracting costs in respect of research and development services procured by Provider from a permitted Third Party or a subsidiary in connection with the Services and (ii) all damages paid by Provider arising under or relating to its performance or breach of obligations hereunder.

1.14.                     “Services” has the meaning set forth in Section 2.1.

1.15.                     “Sponsor Agreement” means that Agreement on Support of Reorganization Companies by and between Recipient and Nobuaki Kobayashi and Yukio Sakamoto as trustees of the Reorganization Company (as defined therein) and the Akita Reorganization Company (as defined therein), dated July 2, 2012, as amended through the date hereof, and as may be further amended from time to time in accordance with its terms.

1.16.                     “Supply Commencement Date” means the first date on which both: (i) the manufacturing, sales and other operational computing systems in use at Provider as of the date of this Agreement have been converted to Recipient’s Enterprise Resources Planning System, as reasonably determined by Recipient (such conversion estimated to be completed within [*] after the Closing Date); and (ii)

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all required approvals from the Trustees and the Court for the transition to the cost-plus model and related integration actions have been obtained (or receipt of such approvals has been waived by Recipient).

1.17.                     “Third Party” means any Person other than Provider, Recipient, and their respective Affiliates.

1.18.                     “Trustees” means the Initial Trustees, for so long as they are serving as trustees of Both Reorganization Companies, and any other person appointed by Both Companies’ Courts as a trustee of Both Reorganization Companies after the Execution Date, but excluding the Business Trustee.

2.                                      Services; Warranty; Exclusivity.

2.1.                            Services.  During the term of this Agreement, commencing on the IP Transfer Date, (i) from time-to-time, and not less than each month, Recipient agrees that it will direct Provider to perform for the benefit of Recipient certain research and development services (the “Services”) and (ii) Provider agrees that it will perform the Services as reasonably directed by Recipient.  Provider may engage its wholly-owned subsidiaries to assist in the provision of the Services so long as such subsidiaries have assigned all Intellectual Property Rights arising from such engagement to Provider and are under an obligation of confidentiality at least as protective of Recipient’s Confidential Information as the confidentiality provisions in this Agreement.  For clarification and avoidance of doubt, any services for which Recipient pays Provider’s R&D Costs under this Agreement will be deemed Services, including any research and/or development undertaken by Provider pursuant to any joint/collaborative development programs.  Provider warrants that when performing the Services, it will exercise that degree of care, skill and judgment that is commensurate with that which is normally exercised by prominent firms of international reputation performing services of a similar nature, but in no event less than reasonable care.  During the term of this Agreement, Provider agrees to dedicate the entirety of its research and development resources, and to cause its wholly owned subsidiaries to dedicate the entirety of their research and development resources, to the Services and agrees not to provide, and to cause such subsidiaries not to provide, research and development services to any Third Party without consent from Recipient. Additionally, Provider shall not, and agrees that it will not, engage any contractors in connection with the Services without Recipient’s prior written approval in each instance.

2.2.                            Cost Reduction Efforts.  During the term of this Agreement, Provider agrees to undertake commercially reasonable steps to maximize the value of the Services to Recipient by, among other things:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)            Instituting and maintaining internal programs to reduce the costs of providing the Services;

(ii)           Complying with Recipient’s reasonable direction on capital investment, software and hardware procurement, and other issues intended to ensure compatibility of the Services with Recipient’s global operations;

(iii)          Instituting and maintaining Recipient’s reasonable cost reduction initiatives generally applied to Recipient’s global operations; and

(iv)          Instituting and maintaining Recipient’s reasonable targeted cost reduction measures applied to Provider’s operations.

3.              Payment of Fees.

3.1                               Price and Invoicing.  Provider shall invoice Recipient the R&D Services Fee at each month end. The R&D Services Fee with respect to each month shall be equal to (i) R&D Costs, plus (ii) an Arm’s Length Profit Percentage applied to the R&D Costs, plus (iii) Reimbursable Costs, minus (iv) the R&D Services Fee Offsets, in each case, for such month.

3.2                               Time of Payments.  Recipient shall pay Provider’s invoice within [*] days of the invoice date.  All invoices and payments shall be made in United States Dollars. On any amounts not paid within [*] days of when due, Provider may charge interest at the higher of (i) [*] or (ii) [*] whichever is higher, unless a lower rate is required under applicable law, in which event Provider may charge such lower rate.

3.3                               Arm’s Length Profit Adjustments.  The Parties agree to periodically review the appropriateness of the Arm’s Length Profit Percentage in a manner consistent with the Sponsor Agreement, taking into account all relevant facts and circumstances, including those factors set forth in Section 1.2 above.  If the Parties mutually agree to change the Arm’s Length Profit Percentage, they shall memorialize such changes in writing (electronic, facsimile or otherwise).  The Parties may make such adjustments prospectively or retrospectively as necessary so that the profit earned will be based on the arm’s length principle as defined in the most recent transfer pricing comparable analysis obtained by Recipient.

The Parties will periodically review the R&D Services Fee paid in relation to the actual R&D Costs and shall make any appropriate adjustments to the R&D Services Fee and profits earned to comply with the terms of this Section 3.3.  Additional payments, a refund, or a credit against future payments may be made in a subsequent period or periods, if necessary, to ensure consistency and compliance with the arm’s length principles.

3.4                               Adjustments by Tax Authorities.  Should the relevant tax authorities determine that the R&D Services Fee does not represent an arm’s length compensation, both Parties will work with such tax authorities to adjust the compensation in accordance with arm’s-length principles acceptable by each Party’s respective tax

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

authorities.  The Parties agree to negotiate, in good faith, an equitable adjustment should such adjustments for prior years be required.

4.                                      Information.  Recipient shall provide to Provider any reasonably necessary information concerning its business to allow Provider to perform the Services.  Likewise, Provider shall provide promptly to Recipient information relating to the Services rendered by Provider, including all associated documentation, reasonably necessary or useful for Recipient to properly conduct its business and to obtain the full value of the Services.

5.                                      [Reserved]

6.                                      Term of Agreement.

6.1                               Term.  This Agreement shall be effective from the date hereof until terminated in accordance with the terms hereof; provided, that the operative terms hereof shall only become effective upon the IP Transfer Date.

6.2                               Termination.  This Agreement may be terminated by the Parties only as provided in Section 6.2(i) through 6.2(ix) or 17.2.2 below.

(i)            Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual agreement in writing.

(ii)           Material Breach.  Recipient may terminate this Agreement if Provider (x) unreasonably fails to take any action or actions required to comply with any provision of this Agreement or (y) fails to take any action or actions consistent with the reasonable guidance and direction provided by Recipient or its Affiliates that directly or indirectly relates to manufacturing operations, products or supply, which failure or failures, individually or in the aggregate, (I) materially and adversely affect, or is or are reasonably likely to materially and adversely affect, (a) Provider’s manufacturing operations or the products produced by Provider, in each case, taken as a whole, or (b) the supply of products by Provider to Recipient, taken as a whole, or (II) results or is reasonably likely to result in Recipient not receiving material benefits to which it is entitled under any material provision hereunder, which failure or failures continue for 90 days following written notice of such failure or failures from Recipient.  For avoidance of doubt, for purposes of this Section 6.2(ii), (i) the unreasonableness of any failure to take any action or actions required to comply with any provision of this Agreement and the reasonableness of any guidance and direction provided by Recipient or its Affiliate will be subject to and determined in accordance with the applicable provisions of the Sponsor Agreement (including Article 17), including whether such action or inaction is a violation of applicable law or legal regulation,  (ii) this Section 6.2(ii) shall not apply to any failure to take any action that occurs during a period when either (X) there is no Business Trustee designated by Recipient unless Recipient has petitioned the Court for the appointment of a reasonably qualified Business

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Trustee without success, or (Y) there is a Business Trustee designated by Recipient unless Recipient has petitioned the Court to replace such Business Trustee with a reasonably qualified candidate without success, and (iii) an omission to act shall be deemed to be an action.

In the event Recipient has given Provider notice of failure or failures pursuant to the preceding paragraph, Recipient and Provider shall engage in discussions, which may include consultation with the Trustees, in a good faith effort to resolve the circumstances giving rise to such claimed failure or failures during the 90 day period following delivery of such notice.

(iii)          Change of Control.  If, other than as a result of the voluntary transfer by Recipient of shares (including pursuant to a pledge of or other grant of a security interest in shares by Recipient and attachment of shares by a Third Party), the issued and outstanding shares of Provider undergo a change in control, so that its status as a corporation owned or controlled, directly or indirectly, by Recipient, ceases, or if Recipient’s direct or indirect ownership or control of Provider is materially and adversely impacted by extraordinary governmental action or by operation of law (it being understood that the restrictions on Recipient’s rights as a shareholder of Provider under the Corporate Reorganization Act and the Reorganization Plan do not constitute lack of control for purposes of this Section 6.2(iii) and actions in accordance with the Sponsor Agreement or the Reorganization Plan shall not constitute extraordinary government action or operation of law that gives rise to a right for Recipient to terminate this Agreement pursuant to this Section 6.2(iii)), Recipient may, in its sole discretion, terminate this Agreement.

(iv)          Reorganization Plan.  Recipient may terminate this Agreement if the Reorganization Plan is amended, without Recipient’s prior written consent, in a manner that is, or would reasonably be expected to be, materially adverse to the interests of Recipient or its Affiliates (including Provider), individually or in the aggregate.  Unless otherwise agreed in writing by the Recipient and Provider, this Agreement will terminate automatically if the order approving the Reorganization Plan is revoked or cancelled or if an order of abolition (haishi) of the Reorganization Proceedings is issued.

(v)           Termination of Sponsor Agreement.  Unless otherwise agreed in writing by Recipient and Provider, this Agreement will terminate automatically upon the termination of the Sponsor Agreement pursuant to Article 24.1(3) or Article 24.6 of the Sponsor Agreement.

(vi)          Completion of Installment Payments.  Recipient may terminate this Agreement (a) at any time following payment in full of all Installment Payments or (b) subject to Court approval of such termination, after such time as sufficient funds have been provided to the Trustee from Provider, Recipient, any of their respective Affiliates, or a combination thereof to enable the payment in full of all

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Installment Payments.

(vii)         Payment Guarantee.  Subject to Court approval of such termination, Recipient may terminate this Agreement at any time after Recipient has provided a payment guarantee of the remaining Installment Payments under the Both Companies’ Reorganization Plans (in form and substance reasonably acceptable to the Trustees and the Court).

(viii)        Cross-Termination.  Recipient may terminate this Agreement if either (a) the Supply Agreement is terminated in accordance with its terms or (b) the General Services Agreement is terminated in accordance with its terms.  If the Supply Agreement or the General Services Agreement is terminated by Provider, in each case, in accordance with its terms, Provider may terminate this Agreement.

(ix)          Notice of Termination.  Any termination of this Agreement at the election of a Party pursuant to this Section 6.2 or Section 17.2.2 shall be effective upon delivery of written notice of such termination to the other Party.

6.3                               Survival; No Further Obligations

(i)            [RESERVED].

(ii)           Survival of Certain Terms.  The provisions of Sections 6 through 17 shall survive the termination or expiration of this Agreement for any reason.  All other rights and obligations of the Parties under this Agreement shall cease upon termination or expiration of this Agreement except for Recipient’s obligation to pay for the Services provided during the term of this Agreement.

7.                                      Relationship of the Parties.  The relationship of the Parties hereunder is that of independent contractors, and neither Party is an employee, agent, partner or joint venture of the other Party by virtue of this Agreement.  All persons employed by Provider, Provider’s subsidiaries or by permitted subcontractors of Provider to perform the Services shall be the employees or agents of the Provider and not the employees or agents of Recipient.  Provider shall not have the authority to make any commitment or enter into any contract on behalf of Recipient, without Recipient’s prior express written authorization.  All financial obligations associated with Recipient’s business are the sole responsibility of Recipient.  All financial obligations associated with Provider’s business are the sole responsibility of Provider.

8.                                      Assignment.  Neither Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, Recipient may assign its rights and obligations to an Affiliate of Recipient but shall not be released from its obligations under this Agreement.  Subject to such limitation, this Agreement shall be binding on the successors and assigns of the Parties.

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Japan, without giving effect to its conflicts of law principles.  The Parties agree that any court located in Tokyo, Japan shall provide the exclusive judicial venue for any disputes concerning this Agreement or either Party’s performance hereunder.

10.                               Confidentiality. Information disclosed by Recipient and Provider hereunder shall be deemed to be “Confidential Information” under, and as such shall be subject to the terms and conditions of, the Micron Wholly-Owned Subsidiary Mutual Nondisclosure Agreement between Recipient, on the one hand, and Provider, on the other hand, effective on even date herewith, as may be replaced or amended from time to time (the “Confidentiality Agreement”).  Work Product IP shall be deemed to be “Micron Confidential Information” under, and as such shall be subject to the terms and conditions of, the Confidentiality Agreement.  All Confidential Information disclosed by Recipient to Provider shall remain the exclusive property of Recipient.  Except as otherwise provided by the Confidentiality Agreement, Provider shall not use the Confidential Information for any purpose other than to perform its obligations under this Agreement or otherwise for the benefit of Recipient.  The obligations hereunder shall be in addition to and not reduce the obligations under the Confidentiality Agreement. If the Confidentiality Agreement expires without being replaced prior to the expiration of this Agreement, the Confidentiality Agreement shall remain in effect with respect to Confidential Information disclosed hereunder.

11.                               Liability and its Limitations.  IN THE EVENT OF TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY BECAUSE OF SUCH TERMINATION FOR COMPENSATION, REIMBURSEMENT OR DAMAGES INCLUDING ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF PROVIDER OR RECIPIENT.  SUBJECT TO THE FOREGOING, ANY TERMINATION OF THIS AGREEMENT SHALL NOT AFFECT ANY RIGHTS OR LIABILITIES OF THE PARTIES WHICH HAVE ACCRUED UNDER THE TERMS OF THIS AGREEMENT PRIOR TO THE DATE OF SUCH TERMINATION, INCLUDING, BUT NOT LIMITED TO, LIABILITIES TO COMPENSATE DAMAGES ACCRUED PRIOR TO THE DATE OF SUCH TERMINATION ARISING UNDER OR RELATING TO PERFORMANCE OR BREACH OF OBLIGATIONS UNDER THIS AGREEMENT.  For the avoidance of doubt, this Section 11 shall not prevent a Party from claiming for damages accrued arising under or relating to the other Party’s performance or breach of obligations under this Agreement, subject to the foregoing limitations; provided, further, that in no event shall any Party or its representatives (which, in the case of the Provider, shall include the Trustees under the Sponsor Agreement) receive a double recovery under this Agreement and any other agreement in connection with the same set of facts and circumstances.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.                               Intellectual Property.

12.1        Work Product.  All new or original Intellectual Property Rights created hereunder, and all Intellectual Property Rights obtained or acquired hereunder (including obtained or acquired through services provided by Provider’s subsidiaries and/or permitted contractors) (collectively, “Work Product IP”), shall be deemed created, obtained, and/or acquired exclusively for and on behalf of Recipient, and Recipient shall own all rights, title and interests thereto without further consideration by Recipient.  Provider hereby assigns, transfers and conveys to Recipient all rights, title and interests in and to the foregoing Work Product IP. For the avoidance of doubt, the Parties acknowledge that any Intellectual Property Rights created, obtained or acquired by Provider after termination of this Agreement will not be deemed Work Product IP hereunder.

12.2        Further Actions.  During and after the term of this Agreement, upon the request of Recipient and without further consideration, Provider shall take such further actions including the execution and delivery of instruments of conveyance and the securing of all waivers of and agreements not to exercise any moral (or equivalent) rights as Recipient might deem appropriate to give full effect to this Section 12.  Provider shall not exhibit, deliver or disclose any of the work created hereunder to any Third Party or use such work, or any part thereof, for any other purpose, without Recipient’s advance written consent.

12.3        Third Party Infringement.

12.3.1           If at any time during the term of this Agreement, Provider becomes aware of a Third Party challenging or infringing upon any of Recipient’s or any of its Affiliates’ Intellectual Property Rights, Provider shall immediately notify Recipient or an Affiliate of Recipient designated by Recipient (the “Designated Affiliate”) in writing of such action, and shall, as requested by and at the expense of Recipient or its Designated Affiliate, cooperate with Recipient or its Designated Affiliate in the defense of Recipient’s or any of its Affiliates’ Intellectual Property Rights.

12.3.2           Should Provider receive notice that the Products or any manufacturing process used to manufacture the Products infringes or misappropriates any Third Party proprietary or intellectual property rights, including any offer of a license to Provider for any Third Party intellectual property, Provider shall immediately provide such notice to Recipient or its Designated Affiliate.  Upon receipt of such notice by Recipient or its Designated Affiliate, Recipient or its Designated Affiliate shall take responsibility for responding to such notice, and Recipient or its Designated Affiliate, subject to the following terms and conditions, will defend Provider, at its own expense, against any claim or suit brought against Provider by any Third Party alleging that the Products or any manufacturing process used to manufacture the Products, infringes or misappropriates any Third Party proprietary or intellectual property rights (“IP Claim”).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3.3           Provider agrees that Recipient or its Designated Affiliate shall have the sole right to defend and/or settle all IP Claims, in litigation or otherwise, and Provider shall provide Recipient or its Designated Affiliate with all reasonably requested assistance and cooperation in the defense of any IP Claim.

12.4      Retained License.

12.4.1           Notwithstanding the assignment, transfer, and conveyance of the Work Product IP by Provider to Recipient set forth in Section 12.1, Provider shall retain, as of the date hereof and up to the Supply Commencement Date, a worldwide, irrevocable, royalty free, non-transferable, non-exclusive license, without the right to sublicense Third Parties under all Work Product IP, to make, use, sell, offer for sale, and import or export Licensed Products made by or, subject to 12.4.3, for Provider, and to use any method or process in the manufacture of such Licensed Products.

12.4.2           The retained license described in Section 12.4.1 above, shall endure as to all Licensed Products made by or for Provider, or with respect to products with respect to which substantial preparations were made for their manufacture by or for Provider, prior to the Supply Commencement Date.

12.4.3           The retained license described in Section 12.4.1, above, shall not include the retention of any right for Provider to have products made by any Third Party other than Rexchip Electronics Corporation (“Rexchip”), and in the case of Rexchip, such have made right shall be limited to the manufacture by Rexchip of products, the complete design for which is provided by Provider to Rexchip, and which products are marked by Rexchip with Provider trademarks, trade names or other commercial indicia, and thereafter shipped directly to Provider, or to customers of Provider pursuant to purchase orders or other contracts entered into by and between Provider and such customers.

13.                               Amendments to Agreement.  Amendment to or modification of any provision whatsoever of this Agreement is valid only in case where it has been executed in a writing affixed with the name and seal of, or signature of, the representative of each of the Parties and has been approved by the Court, provided that no such Court approval shall be required for any such amendment or modification entered into in the ordinary course of business.  For avoidance of doubt, and without limitation, amendments and modifications that pertain to ordinary course of business activities under this Agreement will be considered “entered into in the ordinary course of business.”

14.                               Notices.  Any notice, communication or statement relating to this Agreement shall be in writing and deemed effective when delivered in person, by verified facsimile transmission, or by registered or certified mail, postage prepaid, return receipt requested, to the address of the respective Party below:

If to Provider:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Elpida Memory, Inc.

2-1, Yaesu 2-chome

Chuo-ku, Tokyo

104-0028

Attn: [*]

Fax: [*]

and if to Recipient:

Micron Technology, Inc.

8000 S. Federal Way,

Boise, Idaho 83707

Attn: [*]

Fax: [*]

A copy of any notice delivered in accordance with Section 6.2(ii) or 6.2(ix) hereunder will be provided by the terminating party to the Trustee at Kobayashi & Associates Law Office, Kioicho Building 14F, 3-12, Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan, facsimile:  [*].

15.                               [Reserved]

16.                               Force Majeure.  Provider shall not be liable for any delay in performance directly or indirectly caused by or resulting from any act of God, fire, flood, earthquake, tsunami, accident, riot, war, act of terrorism, act of government, embargo, or other significant difficulty which significant difficulty is beyond the reasonable control and without the fault or negligence of Provider.  For purposes of this Section 16, the Parties agree that fluctuations in currency exchange rates or in DRAM prices, strike, lockout or other labor dispute, or general deterioration in the economy or in the economic conditions prevalent in the semiconductor memory industry shall not constitute a “difficulty which is beyond the reasonable control” of Provider.

17.                               General Provisions.

17.1.                     No Waiver.  If in one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement, and the obligations of both Parties shall continue in full force and effect.

17.2.                     Severability.

17.2.1.           The invalidity or unenforceability of any provision or any covenant of this Agreement in any jurisdiction shall not affect the validity or enforceability of such

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provision or covenant in any other jurisdiction or of any other provision or covenant hereof or herein contained, and any invalid provision or covenant shall be deemed to be severable.  The Parties shall negotiate in good faith to replace any provision declared invalid or unenforceable with a new valid and enforceable provision that preserves the original intention of the Parties.

17.2.2.           The Parties acknowledge and agree that the provisions of Section 12.1 hereof relating to Recipient’s ownership of all rights, title and interest in and to all of the Work Product IP, and Provider’s assignment, transfer and conveyance of all rights, title and interest in and to the Work Product IP to Recipient pursuant to said Section 12.1, constitute fundamental consideration for Recipient’s willingness to enter this Agreement.  If said Section 12.1, or any portion thereof, is deemed to be invalid or unenforceable, and the Parties are unable to agree to a replacement provision as contemplated by the last sentence of Section 17.2.1 hereof, then Recipient may elect to terminate this Agreement by delivery of written notice thereof to Provider as contemplated by Section 6.2(ix) hereof.

17.3.                     Taxes.  All taxes or other levies must be settled by the Party liable for payment in accordance with the provisions of this Agreement, or, if not provided for, in accordance with the applicable laws.

17.4.                     Headings; Interpretation.  All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.  Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Japanese statutory accounting principles, (3) words in the singular include the plural and vice versa, (4) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and (5) the terms “herein,” “hereof,” “hereunder” and words of similar import mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to $ or dollar amounts are to the lawful currency of the United States of America, and all references to ¥ and yen are to the lawful currency of Japan.  All references to “day” or “days” mean calendar days.

17.5.                     Compliance with Laws and Regulations.  Provider shall observe all pertinent laws, ordinances, rules and regulations related to the delivery of the Services and shall procure and maintain in full force, at its sole expense, all registrations, permits, licenses and approvals that are required by law or governmental authority to perform the Services.  Provider agrees to fully comply with Micron’s Code of Business Conduct and Ethics as set forth at www.micron.com.  Provider acknowledges and agrees Provider will maintain compliance with the Electronic Industry Code of Conduct as set forth at www.eicc.info, and agrees to apply the

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

principles set forth therein with respect to performance of this Agreement and in particular with reference to non-discrimination of employees, combating bribery of domestic and foreign public officials, protection of international human rights and environmental responsibility.  Provider agrees that violation of the Electronic Industry Code of Conduct will be a material breach of this Agreement.

17.6.                     Foreign Corrupt Practices Act Compliance.  Neither Party, its subcontractors nor any of its officers, directors, employees or agents, shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality, political party or candidate or government or state-owned enterprise) or official of any international organization, to influence his, her or its decision, or to gain any other advantage for such Party in connection with this Agreement.  In addition, each Party represents and warrants that it does not act as a provider, agent or representative for, and is otherwise not affiliated with, any government, government official, political party, or government or state-owned enterprise and shall advise the other Party promptly in writing prior to entering into any such relationship. Both Parties shall provide, or shall cause to be provided, anti-corruption training to all of its officers, employees, agents and subcontractors involved with performance of this Agreement and notify them of the requirements of this Section 17.6.

Each Party shall immediately notify the other Party if it has any reason to believe that a violation of this Section 17.6 has occurred or may likely occur.  The Parties shall cooperate fully in any investigation of any such potential violation.  If a violation has occurred, the violating Party shall immediately pay to the other Party an amount equal to the amount of the payment or the value of the gift that gives rise to such violation.  The violating Party shall also indemnify, defend and hold harmless the other Party for all costs, losses and expenses arising out of such violation. Either Party may, either directly or through its authorized representatives, audit any and all of the other Party’s records relating to the performance of this Agreement and interview any of the other Party’s officers, employees and agents for the purpose of determining whether there has been compliance with this Section 17.6.  Either Party may also disclose this Agreement, and any facts relating to this Agreement, to any governmental body including the United States government and the government of the country where services are to be provided under this Agreement in connection with any investigations or inquiries into compliance with this Section 17.6.

17.7.                     Integration.  This Agreement is being entered into pursuant to Recipient’s commitments under Section 7.1 of the Sponsor Agreement, and does not purport to supersede any provision of the Sponsor Agreement.  Subject to the foregoing, this Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter.  In the event of any conflict between the provisions of this Agreement and any prior

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreement between the Parties governing the disposition of Intellectual Property Rights, this Agreement shall control to the extent necessary to resolve such conflict.

17.8.                     Language.  This Agreement is executed in the Japanese language, and shall be construed in accordance with the rules of grammar commonly associated with the construction of legal documents in the Japanese language (except as expressly provided herein).  Even if this Agreement is translated into a language other than the Japanese language, only the Japanese language version is the official version of this Agreement, the Japanese language version shall always prevail over any translation in any language other than the Japanese language, and the translation may not be used as the basis for any interpretation of this Agreement.

17.9.                     Other Contractual Obligations between the Parties.  The Parties acknowledge they have or may have in the future other contractual relationships between them. It is both Parties’ intention to keep separate the different contractual relationships between the Parties.  Accordingly, except as expressly provided herein, the matters regulated in this Agreement shall in no way be affected by any term or condition other than those set forth in this Agreement.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event will any costs or expenses of Provider that are paid to Provider by Recipient hereunder be recovered or recoverable by Provider from Recipient or any of its Affiliates under any other agreement.

[The remainder of this page is intentionally blank.]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

MICRON TECHNOLOGY, INC.	ELPIDA MEMORY, INC.

/s/ Mark Durcan	/s/ Yukio Sakamoto
Signature	Signature

D. Mark Durcan	Yukio Sakamoto
Print name	Print name

Chief Executive Officer	Trustee
Print title	Print title

/s/ Nobuaki Kobayashi
Signature

Nobuaki Kobayashi
Print name

Trustee
Print title